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                                                                    EXHIBIT 99.1


                         HERITAGE PROPANE PARTNERS, L.P.
                   4Q2003 EARNINGS CONFERENCE CALL TRANSCRIPT
                NOVEMBER 24, 2003 - 3:30PM CENTRAL STANDARD TIME


OPERATOR
Ladies and gentlemen, thank you for standing by. Welcome to the Heritage Propane conference call. At this time, all participants are in a listen only mode. Later, we will conduct a question and answer session. Instructions will be given at that time. If you should require assistance, during this call, please press star then 0. I would now like to turn the conference over to your host, Mike Greenwood. Please go ahead.

MICHAEL L. GREENWOOD - Heritage Propane Partners, LP - Chief Financial Officer Thank you. Welcome everyone to the Heritage Propane Partners fiscal 2003 earnings conference call. This is Mike Greenwood, CFO and Treasurer of Heritage Propane and I am joined also today, as always, by Mike Krimbill, President and CEO of Heritage Propane. Today I will provide an overview of the financial results for fiscal 2003 and then turn it over to Mr. Krimbill for comments followed by a Q&A session. As a reminder, the fiscal 2003 earnings release being discussed today can be found on our website, heritagepropane.com.

Fiscal 2003 obviously has been an excellent and exciting year for us with the benefits of the quarterly performance record that we previously reported. The Partnership has reported record financial and operating performance for fiscal 2003. For the fiscal year ended August 31, 2003 we established new records in nearly all operating and financial categories including retail volumes, total revenues, gross profit, EBITDA, and net income. Fiscal 2003 retail gallons sold increased 46 million gallons which is a 14% increase from our volumes in fiscal 2002 and have now reached a new record of 376 million gallons. Retail volumes benefited primarily from improved overall weather conditions in the Partnerships areas of operations from last year's unusually warm winter and, to a lesser extent, from the volumes we added throughout the course of the year with acquisitions. Although the fiscal 2003 weather conditions were improved from the prior year, the records we achieved this year, again though, were really without having any kind of weather that was still equal to normal weather conditions. Throughout our operating area, the areas we operate specifically, still weather was approximately 3% warmer than normal. So these records were achieved still without the benefit of colder than normal weather. I know we confuse people, it seems like every time with the weather--let me just reiterate one more time that the weather was warmer than normal for fiscal year 2003, but it was still better weather for us than the previous year. If you recall, 2002 was an extremely warm winter. Our total revenues of nearly $572 million for fiscal year 2003 increased 24% from the prior year and were also a new record for the partnership. Higher wholesale prices, which through the pass through model that propane operate under, led to increased retail pricing. That, coupled with the increased retail volumes that we previously mentioned, contributed to the annual revenue record. With this combination of both record retail volumes and record revenues, the Partnership also established a new gross profit record of approximately $274 million for fiscal 2003, a 22% increase from the prior year. These factors together resulted in the achievement of record partnership EBITDA of approximately $111 million for fiscal 2003 which is a $29 million or 36% increase from fiscal 2002's EBITDA of $81.5 million.

The new EBITDA record of $111 million that was recorded for fiscal 2003 far exceeds the previous record of the Partnership of $97 million that was established in fiscal 2001. So even with that record, we actually beat it by 14% this year. The Partnership's net income for fiscal 2003 also was a record increasing to $31.1 million or $1.79 per limited partner unit, representing a sixfold increase from last year's net income of $4.9 million or 25 cents per limited partner unit. During fiscal year 2003 the Partnership also significantly improved its balance sheet by reducing its long term debt by approximately $40 million while continuing to grow through acquisitions, with the most notable being the $30 plus million V-1 Oil acquisition that was closed in January 2003 and which you remember was partially funded with common units. The record results that we enjoyed in fiscal 2003 did allow us to announce in September of 2003 that we are going to increase the distribution on our common units to $2.60 on an annual basis. That represented the ninth quarterly distribution increase since the inception of the partnership which, I believe, is the most increases of any propane MLP. As you probably saw, which is very typical for our fourth quarter, the Partnership did experience a net loss. As you know, it's a very seasonal business. The fourth quarter for us is basically in the middle of the summer, with very little propane being moved at that time. The loss of

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$17.9 million was a $1.01 per limited partner unit compared to last year's loss of $1.02 per limited partner unit. So not much in year to year changes. Although the retail gallons sold for fiscal 2003 fourth quarter were slightly higher than last year, higher product costs this year in the fourth quarter did not allow us to achieve the same levels of record gross margins that we had in the fourth quarter of 2002. You might recall that the fourth quarter last year was a record fourth quarter for the Partnership. Our liquidity remains adequate to fund our growth although the Partnership has completed four propane acquisitions since the end of the third quarter of fiscal 2003. We still have approximately $20 million of debt capacity on our existing credit facilities and an additional $50 million of equity available from the two outstanding shelf registrations that we have which would help us support financing of additional acquisitions. With that I would now like to turn the discussion over to Mike Krimbill for his comments on fiscal 2003.

H. MICHAEL KRIMBILL - Heritage Propane Partners, LP - President and Chief Executive Officer
Thanks, Mike. Well when you have a record year, you just let the numbers speak for themselves. We will not talk any further about that. Looking forward, you may ask, what have you guys done for us lately? We recently had a meeting of all of our operating management and we reconfirmed our plan going forward. We want to continue focusing on the customer, improving the delivery efficiency, which reduced our costs of operations, and grow through the internal growth and acquisitions. On the acquisition side there remains numerous "Mom and Pops" and independents that are interested in selling. As you know, we recently announced four acquisitions I think in a two-week period so we are still very active and you can expect us to continue to be so. So with that, why don't we open it up for questions, although we cannot take any questions on the recently announced Energy Transfer/Heritage transaction.

OPERATOR
Ladies and gentlemen, if you wish to ask a question please press star, then 1 on your touchtone phone. You will hear a tone indicating that you have been placed in queue. You may remove yourself from queue at any time by pressing a pound key. If you are using a speakerphone please pick up your hand set before pressing the numbers. Once again please ask your question at this time. Please press star then 1. We have a question from the line of Ron Londe, AG Edwards. Please go ahead.

RON LONDE - AG Edwards - Analyst
Thanks. Mike, can you give us a idea of the 376 million gallons retail, how many were west of the Mississippi and east of the Mississippi last year?

MICHAEL L. GREENWOOD - Heritage Propane Partners, LP - Chief Financial Officer
I don't have that breakdown with us, Ron. I tell you, the way the weather pattern went this year, the way our current districts are, we have roughly, on a normalized basis, 45% of our gallons come from the southern region, 20% from the northern, and the other 35% comes from the western region. The way the weather pattern was this year, as I said, overall, although it was 3% lower than normal, the way we got there was somewhat unusual. You had the weather in the northern tier of our operations, actually a bit colder. Once again it's our smallest area too. It was actually very good weather up there as far as selling propane. It was roughly 3% colder than normal in the northern tier. You know, obviously, that's our smallest market. We wish the whole United States would have been like that. Those of you that had been in the area remember what the winter was like. The southern operation was slightly warmer than normal. I'm sorry, colder than normal also. Not that far removed from normal. But unfortunately, the western region, which is our second largest market, was roughly 9% warmer than normal. So it was very, very poor conditions in the western part of our operations to sell propane this past year. Luckily, we made it up. We only averaged a 3% variance overall. The reason we were able--as you understand from the weighting of our gallons, although the weather was warmer than normal, like I said, severely warmer than normal in the west, we were able to make up on the gallons and the margins, by taking advantage of what we could provide in our northern and our southern operations too. I don't have the exact breakdown for you. But, it gives you a feel on probably where most of the profitability was this year.

RON LONDE - AG Edwards - Analyst
I didn't catch that. What was the southern percentage?

MICHAEL L. GREENWOOD - Heritage Propane Partners, LP - Chief Financial Officer It was close to--you are saying as far as the percent of normal or just overall volumes?

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RON LONDE - AG Edwards - Analyst
Volume.

MICHAEL L. GREENWOOD - Heritage Propane Partners, LP - Chief Financial Officer Volume overall basis was about 45%.

RON LONDE - AG Edwards - Analyst
45%. Okay.

MICHAEL L. GREENWOOD - Heritage Propane Partners, LP - Chief Financial Officer That's the area that we built up when we did the U.S. Propane acquisition.

RON LONDE - AG Edwards - Analyst
Right, right. From a standpoint of retail run rate for 2004 versus a, you know, 376 for 2003, can you give us a feel for that--after the acquisitions?

H. MICHAEL KRIMBILL - Heritage Propane Partners, LP - President and Chief Executive Officer
Sure, Ron, with the same weather, we would be--at least 400 million. So depending on the weather.

RON LONDE - AG Edwards - Analyst
Okay. So if it was still warmer than normal you would be around 400 million?

H. MICHAEL KRIMBILL - Heritage Propane Partners, LP - President and Chief Executive Officer
It was 3% warmer than normal, which you know the same weather we had, I would expect us to be 400 million.

RON LONDE - AG Edwards - Analyst
Where do you see propane prices going from here? What's your outlook? You always have kind of an interesting view of the world.

H. MICHAEL KRIMBILL - Heritage Propane Partners, LP - President and Chief Executive Officer
We love to talk about it, so we will try to keep it short. The, you know, what's happened supply wise, was the conventional wisdom this summer was about 55 million barrels by the start of the winter. Due to that wisdom, I think the prices were kept higher. The Belnieu price was 50 to 59 cents this summer which attracted imports which then caused the petchems to get off the propane to some extent. Also though it increased production domestically so we ended up with over 65 million barrels. And now we have had a fairly warm October and first couple of weeks of November. But crude oil went up to 32ish. It's back down now a little under 30. That kind of held propane prices up. They are still sitting around 54, 55 cents Belvieu kind of waiting to see if we are really going to have the cold December and January predicted by most of the weather services. But what will happen is, we think, if you see the cold weather in December and January, you are going to see a significant increase in price and if you don't, you know, we will see a drop in price, maybe 10 or 15 cents. So I think you are going to have one extreme or the other.

RON LONDE - AG Edwards - Analyst
Okay. So it makes it much easier for analysts to predict what's going to happen?

H. MICHAEL KRIMBILL - Heritage Propane Partners, LP - President and Chief Executive Officer
Makes it impossible.

RON LONDE - AG Edwards - Analyst
Yes. From the comparative standpoint out in the field, do you see any increase in competition this season, or more competition? Less competition, same?

H. MICHAEL KRIMBILL - Heritage Propane Partners, LP - President and Chief Executive Officer I think the trend that continues for consolidation is sticking. You know, meaning each year, there are fewer competitors, although, you know, maybe it's still thousands, so, you know, number wise there's few, but there's still

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quite a few. And, so, I don't see that there's really much change, and then there's no reason, for instance, margins to be dropping significantly or necessarily going up significantly.

RON LONDE - AG Edwards - Analyst
Okay. In the vein that you can't answer any questions about the merger with Energy Transfer, when would you expect it to close?

MICHAEL L. GREENWOOD - Heritage Propane Partners, LP - Chief Financial Officer This is Mike Greenwood. We, obviously, our goal is to get it closed as soon as possible. You know, there's a lot of regulatory approvals that are required that unfortunately are out of our hands. I will just tell you that everybody here is working seven days a week on the project. That goes for the people at Energy Transfer too, most of our attorneys, accountants, everybody else. So we, it is somewhat disruptive to both companies. We try to limit the amount of influence that it has, especially at Heritage, I mean, none of our operating guys, obviously, are involved in it. So most of those 100 hour weeks, will luckily get to be reserved for me versus sharing the pain with somebody else. But our goal is to get it closed as absolutely soon as possible. So that is going to be tied to several factors, we have the HSR filing, we have lender approval. We have to go through the S.E.C. with some issues, let them review everything. We are going to use the shelf registration to issue the equities. So, a lot of it, we are doing everything we can here to get it done as soon as possible. But unfortunately, the timing of it is somewhat out of our hands. But I am going to assure you--we are doing everything we can do here to get it closed as absolutely soon as possible.

RON LONDE - AG Edwards - Analyst
Okay. One other question. On the P&L statement, other expenses jumped for the year to $3.2 million from about $300,000.

MICHAEL GREENWOOD - Heritage Propane Partners, LP - Chief Financial Officer
Right.

RON LONDE - AG Edwards - Analyst
Can you remind me what that entailed?

MICHAEL L. GREENWOOD - Heritage Propane Partners, LP - Chief Financial Officer Yes. We had some marketable securities that were available for sale that we just had as an investment. The stock market was not very kind to those securities. As we went through our audit results we decided we needed to mark those down to fair market value so about $2.8 million of that expense change is due to a writedown of marketable securities.

RON LONDE - AG Edwards - Analyst
Okay. Okay. That's all I have for now.

H. MICHAEL KRIMBILL - Heritage Propane Partners, LP - President and Chief Executive Officer
Okay.

OPERATOR
And our next question will be from the line of Mark Easterbrook, RBC. Please go ahead.

MARK EASTERBROOK - RBC Capital Markets - Analyst
Hi, guys, you guys really know how to handcuff an analyst. I am going to ask you a few questions and I want to actually confirm some stuff that was talked about in some press releases. Who actually bought the Heritage Holdings for $100 million. Was that Heritage or was that Energy Transfer? I have seen reports on both sides.

MICHAEL L. GREENWOOD - Heritage Propane Partners, LP - Chief Financial Officer Well, if you go back and look at the press release that we issued, Mark, it basically says that the Partnership is going to acquire Heritage Holdings so that would be Heritage Propane Partners LP. You are right, I have seen it reported both ways as well.

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MARK EASTERBROOK - RBC Capital Markets - Analyst
Okay. The--when do you think we can get more information, I guess I am driving at when can we see a description of the class D and the special units that Energy Transfer is getting?

MICHAEL L. GREENWOOD - Heritage Propane Partners, LP - Chief Financial Officer Well, we are working on right now on the S.E.C. filings and many other tasks that go along with closing this transaction, that's a very key one as well. We are working as hard as we can with outside counsel, auditors, and others to prepare the filings for the S.E.C. so we can get that information out to the market. So I can't give you once again an exact date. All I can do is assure you we are going to get the things filed as soon as possible because it will start the clock ticking with the S.E.C. review.

MARK EASTERBROOK - RBC Capital Markets - Analyst
Okay. I am assuming that the Board, the utilities, will drop some of their Board members and that will be replaced by some people from Energy Transfer. Is that the thinking along those lines?

H. MICHAEL KRIMBILL - Heritage Propane Partners, LP - President and Chief Executive Officer
That's correct. When Energy Transfer purchases the GP, then there would be a Board change.

MARK EASTERBROOK - RBC Capital Markets - Analyst
Okay just one last question, not on Energy Transfer but that $2.8 million writedown that you are talking about with the securities that you are holding. Didn't you have another writedown this year on those as well or is this the same one?

MICHAEL L. GREENWOOD - Heritage Propane Partners, LP - Chief Financial Officer It is the same one. We had a basket of marketable securities to book on a mark to market quarterly basis. There was a change between the third quarter and the fourth quarter. So that's what the other part of the writedown was for the year. I think we took some the third quarter and some again this quarter.

MARK EASTERBROOK - RBC Capital Markets - Analyst
Okay. Thanks, guys.

OPERATOR
Our next question will be from the line of Yves Siegel - Wachovia - Analyst. Please go ahead.

YVES SIEGEL - Wachovia Securities - Analyst
Hi, guys. A couple of questions. Mike, do you have a number in terms of gross profit for just the retail gallons?

H. MICHAEL KRIMBILL - Heritage Propane Partners, LP - President and Chief Executive Officer
No, I don't. I don't have it right now. When we get the 10K filed, any way, it will be in that.

YVES SIEGEL - Wachovia Securities - Analyst
Okay, and the other question was, if we did get a pretty mild winter what kind of pressure do you think you might have on margins to pass through, presumably high propane gas to your customers?

H. MICHAEL KRIMBILL - Heritage Propane Partners, LP - President and Chief Executive Officer
Well the competitors will determine that but if you assume the competitors kind of all have the same supply situation, we were careful this year in particular not to go out and purchase propane that we didn't really need so that you--we wouldn't have any downside if prices fell. So the other--only other pressure we would have other than competitive would be passing some of the propane we have in ground storage are--across the country, that's stored in a few, three or four locations where we cannot get enough propane physically. Michigan, Arizona, a little in the Carolinas. So it would be less than a 10% of our annual sales.

OPERATOR
We will move to the next question. That will be from the line of John Tysseland
- Raymond James. Please go ahead.

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JOHN TYSSELAND - Raymond James - Analyst
Thanks, good afternoon.

H. MICHAEL KRIMBILL - Heritage Propane Partners, LP - President and Chief Executive Officer
Hello.

JOHN TYSSELAND - Raymond James - Analyst
If--you mentioned a 400 million retail gallon, just to even maybe go--and possibly flat margins next year to get even--than that any EBITDA expectations take those two into account?

H. MICHAEL KRIMBILL - Heritage Propane Partners, LP - President and Chief Executive Officer
No, we haven't.

JOHN TYSSELAND - Raymond James - Analyst
The securities that you took at for Q4 and--for Q3 and Q4 that you took a writedown on.

MICHAEL L. GREENWOOD - Heritage Propane Partners, LP - Chief Financial Officer Yes.

JOHN TYSSELAND - Raymond James - Analyst
What are those made up--of? Is that equity or--

MICHAEL L. GREENWOOD - Heritage Propane Partners, LP - Chief Financial Officer Well, it's basically ownership in publicly traded stock.

JOHN TYSSELAND - Raymond James - Analyst
Okay, okay. Then, if you could just describe, briefly, you kind of hit on it a little bit in your statement, I guess, the state of competition, regions, would you consider yourself probably a market leader in most of those areas or regions where, you know, margins might--would better reflect, I guess, where your pricing power is or, you know, I guess on a percentage basis, are you going to be following your competitors? In other words, do you have control, do you have somewhat control in your areas or regions on the margins yourself?

H. MICHAEL KRIMBILL - Heritage Propane Partners, LP - President and Chief Executive Officer
The answer is now--no. There are thousands of competitors and, you know, you just do the best you can with respect to each market and what the competitors are doing there.

JOHN TYSSELAND - Raymond James - Analyst
So the margins this year, you know, you don't see them at this point to differ anything from last year. Would that be a fair assumption?

H. MICHAEL KRIMBILL - Heritage Propane Partners, LP - President and Chief Executive Officer
I couldn't say that. I don't have a reason to say they are going to be lower or higher. If it's a warm winter, you hope people try to make--competitors try to make up for fewer gallons with a higher margin. In colder weather, sometimes volatility allows you to raise prices or raise margins that you otherwise couldn't. But, on the other hand, if your competitors are selling more propane then they will possibly sell it for less of a margin. But that's a lousy answer but that's the reality.

MICHAEL L. GREENWOOD - Heritage Propane Partners, LP - Chief Financial Officer John, this is Mike Greenwood. One thing that makes that question extremely difficult for primarily prognostication reasons, I think last year is probably the key, people think of propane, I think, sort of as a boring enterprise but the actual dynamics in the market are somewhat amazing. Let me use last year, for example. As I said earlier, our western operation had localized warm winter, yet their margins were actually higher than budget. The primary reason for that was, although the demand was down, because the demand was up over on the East Coast, people were shipping all their excess propane supply from the west to the east, and so the market in the west did not get flooded with excess supplies of propane. So what you would think on just a normal basis is when you have a warm winter you are going to have margin shrinkage. We actually had margin expansion in the West because of the fact that the surplus propane was being picked up and delivered over on the East Coast where they were having supply

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disruption problems. There are so many factors involved, we wish we could predict them all and none of us would have to work for a living, but it's just really hard until you see how the winter develops to say what's going to happen on the margin side.

JOHN TYSSELAND - Raymond James - Analyst
If you looked at some of your internal growth that you experienced over the last couple of years, what region would you say ,I guess is your biggest source of growth that you see right now and going forward?

H. MICHAEL KRIMBILL - Heritage Propane Partners, LP - President and Chief Executive Officer
Well, I think in the medium and long term it's certainly a function of demographics, baby boomers retiring and going to warmer climates. So you would see growth in the Northwest, for instance has always been a great market for growth. The California was until the economy tanked a few years ago and now it's the Florida, Carolinas, Tennessee, and Virginia which are great growth areas. So the nice thing is we're in all the growth areas so one of them is growing every year.

JOHN TYSSELAND - Raymond James - Analyst
Alright. Thanks, guys.

OPERATOR
Ladies and gentlemen, to ask your question at this time, please press star then
1. We have no further questions in the queue. You may continue.

MICHAEL L. GREENWOOD - Heritage Propane Partners, LP - Chief Financial Officer Well, if there are no more, no other questions, we will get back and stay busy on doing everything we can to get this Energy Transfer transaction closed. As always, we appreciate everyone's interest. We could not have had a better year, it only would have been better if we had colder than normal winter, but, you know, we set a record, as I said earlier, in nearly every category. It is something that we are extremely proud of and very proud of our people for allowing us to hit that record as well. Obviously as we close the Energy Transfer transaction, that will set a whole new standard of performance for us going forward for the Partnership, which we are also very excited about. And I will just tell everybody to keep your eyes open for additional press releases, S.E.C. filings, things like that, and as additional information comes available for Energy Transfer we will get it out to the market as soon as possible.
With that we will close the earnings call. And thanks everyone for your interest.

OPERATOR
Ladies and gentlemen. That does conclude our conference for today. Thank you for your participation and for using AT&T executive teleconference. You may now disconnect.

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